                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 7)(1)

                                  I-MANY, INC.
                                  ------------
                                (Name of Issuer)

                          Common Stock $.0001 par value
                         (Title of Class of Securities)

                                    44973Q103
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 21, 2007
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

      NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 32 Pages)

----------------
(1)   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 2 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STARBOARD VALUE AND OPPORTUNITY FUND, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,683,698
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              1,683,698
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,683,698
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    4.2%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 3 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    STARBOARD VALUE AND OPPORTUNITY MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   461,564
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              461,564
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    461,564
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 4 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PARCHE, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   408,621
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              408,621
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    408,621
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 5 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG AMBROSE MASTER FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   2,841,324
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              2,841,324
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,841,324
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.5%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 6 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RCG HALIFAX FUND, LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   478,101
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              478,101
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    478,101
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 7 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS SECURITIES, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   817,696
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              817,696
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    817,696
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    BD
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 8 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ADMIRAL ADVISORS, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   2,553,883
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              2,553,883
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    2,553,883
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 9 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RAMIUS CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,691,004
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,691,004
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,691,004
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IA, OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 10 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    C4S & CO., L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,691,004
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,691,004
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,691,004
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 11 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    PETER A. COHEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,691,004
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,691,004
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,691,004
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 12 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MORGAN B. STARK
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,691,004
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,691,004
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,691,004
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 13 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JEFFREY M. SOLOMON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,691,004
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,691,004
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,691,004
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 14 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    THOMAS W. STRAUSS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 0 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   6,691,004
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              - 0 -
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              6,691,004
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,691,004
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    13.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 15 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MARK R. MITCHELL
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  87,838 (1)
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              87,838 (1)
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    87,838 (1)
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 29,266 options that are exercisable into shares of Common Stock within 60 days of the date hereof.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 16 of 32 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ARTHUR ROSEN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  13,000
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              13,000
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    13,000
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than 1%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 17 of 32 Pages
----------------------                                    ----------------------

      The following  constitutes  Amendment  No. 7 ("Amendment  No. 7") to the
Schedule  13D  filed by the  undersigned.  This  Amendment  No.  7 amends  the
Schedule 13D as specifically set forth.

      Items 2(a), (b) and (c) are hereby amended in their entirety to read as follows:

      (a) This statement is filed by:

      (i) Ramius Capital Group, L.L.C., a Delaware limited liability company
("Ramius Capital"), which serves as (i) an investment advisor of RCG Ambrose
Master Fund, Ltd., a Cayman Islands company ("RCG Ambrose") and RCG Halifax
Fund, Ltd., a Cayman Islands company ("RCG Halifax") and (ii) as sole member of
Admiral Advisors, LLC, a Delaware limited liability company ("Admiral Advisors")
and Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius
Securities");

      (ii) RCG Ambrose, with respect to the shares of Common Stock directly and beneficially owned by it;

      (iii) RCG Halifax, with respect to the shares of Common Stock directly and beneficially owned by it;

      (iv) Ramius Securities, which is also a broker-dealer affiliated with
Ramius Capital, with respect to the shares of Common Stock directly and beneficially owned by it;

      (v) Starboard Value & Opportunity Fund, LLC, a Delaware limited liability company ("Starboard"), with respect to the shares of Common Stock directly and beneficially owned by it;

      (vi) Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands
exempted company ("Starboard Master"), with respect to the shares of Common
Stock directly and beneficially owned by it;

      (vii) Parche, LLC, a Delaware limited liability company ("Parche"),with respect to the shares of Common Stock directly and beneficially owned by it;

      (viii) Admiral Advisors, which serves as the managing member of each of
Parche and Starboard and as the investment manager of Starboard Master;

      (ix) C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), which serves as managing member of Ramius Capital;

      (x) Peter A. Cohen ("Mr. Cohen"), who serves as one of the managing members of C4S;

      (xi) Morgan B. Stark("Mr. Stark"), who serves as one of the managing members of C4S;

      (xii) Thomas W. Strauss ("Mr. Strauss"), who serves as one of the managing members of C4S;

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 18 of 32 Pages
----------------------                                    ----------------------

      (xiii) Jeffrey M. Solomon ("Mr. Solomon"), who serves as one of the managing members of C4S;

      (xiv) Mark R. Mitchell ("Mr. Mitchell"), who is a director of the Company and who serves as an executive managing director for Ramius Capital and as a portfolio manager for certain of the entities described above; and

      (xv) Arthur Rosen ("Mr. Rosen"), who serves as a trader of portfolio securities for certain of the entities described above.

      The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

      In connection with the expiration of the Irrevocable Proxy, the Diker
Parties are no longer members of the Section 13(d) group with the Reporting
Persons.

      (b) The address of the principal business and principal office of each of
Ramius Capital, RCG Ambrose, RCG Halifax, Ramius Securities, Starboard, Parche,
Admiral Advisors, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss, Mr. Solomon, Mr.
Mitchell and Mr. Rosen is 666 Third Avenue, New York, New York 10017. The
business addresses of the officers and directors of each of RCG Ambrose and RCG
Halifax are set forth on Schedules A and B, respectively, of Amendment No. 1 to the Schedule 13D, filed on February 2, 2005 with the Securities and Exchange
Commission (the "SEC"), and incorporated by reference in this Item 2. The address of the principal office of Starboard Master is c/o Citco Fund Services
(Cayman Islands) Limited, Corporate Center, West Bay Road, Grand Cayman, Cayman
Islands, British West Indies. The business addresses of the officers and directors of Starboard Master are set forth on Schedule D and incorporated by reference in this Item 2.

      (c) The principal business of Ramius Capital is that of a registered investment adviser. The principal business of each of RCG Ambrose, RCG Halifax,
Starboard, Starboard Master and Parche is serving as a private investment fund.
The principal business of Admiral Advisors is as managing member of Starboard and Parche and as investment manager of Starboard Master. Ramius Securities is a broker-dealer affiliated with Ramius Capital. C4S serves as managing member of
Ramius Capital. Mr. Cohen, Mr. Strauss, Mr. Stark and Mr. Solomon serve as co-managing members of C4S. The principal occupation of Mr. Mitchell is serving as an executive managing director of Ramius Capital and as a portfolio manager for certain of the Reporting Persons. Mr. Mitchell is also a director of the
Company. The principal occupation of Mr. Rosen is serving as a trader in portfolio securities for certain of the Reporting Persons. The principal occupations of the officers and directors of each of RCG Ambrose and RCG Halifax are set forth on Schedules A and B, respectively, of Amendment No. 1 to the
Schedule 13D, filed on February 2, 2005 with the SEC and incorporated by reference in this Item 2. The principal occupations of the officers and directors of Starboard Master are set forth on Schedule D and incorporated by reference in this Item 2.

      The first paragraph of Item 3 is hereby amended and restated as follows:

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 19 of 32 Pages
----------------------                                    ----------------------

            The shares of Common Stock purchased by Starboard, Starboard Master,
Parche, RCG Ambrose, RCG Halifax and Ramius Securities were purchased with the working capital of such entities (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted. Transactions in the Common Stock in the past 60 days by Starboard, Starboard Master, Parche, RCG Ambrose, RCG Halifax
and Ramius Securities are set forth in Schedule C, which is incorporated by reference herein. The aggregate purchase cost of the 6,691,004 shares of Common
Stock beneficially owned in the aggregate by Starboard, Starboard Master,
Parche, RCG Ambrose, RCG Halifax and Ramius Securities is approximately
$10,883,648, including brokerage commissions.

      Item 5 is hereby amended and restated as follows:

            The aggregate percentage of shares of Common Stock reported owned by each person named herein is based upon 51,611,026 shares of Common Stock outstanding as of November 10, 2006, which is the total number of shares of
Common Stock outstanding as reported in the Company's Registration Statement on
Form S-3/A, filed with the Securities and Exchange Commission on February 5,
2007.

A.    Starboard

      (a)   As of the date of this filing, Starboard beneficially owns
            1,683,698 shares of Common Stock.

            Percentage: Approximately 4.2%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 1,683,698
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 1,683,698

      (c)   Starboard did not enter into any transactions in the Common Stock during the past 60 days.

B.    Starboard Master

      (a)   As of the date of this filing, Starboard Master beneficially owns
            461,564 shares of Common Stock.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 461,564
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 461,564

      (c)   Transactions  in the Common Stock by Starboard  Master in the past
            60 days  are set  forth  in  Schedule  C and are  incorporated  by reference.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 20 of 32 Pages
----------------------                                    ----------------------

C.    Parche

      (a)   As of the date of this filing, Parche beneficially owns 408,621 shares of Common Stock.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 408,621
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 408,621

      (c)   Transactions in the Common Stock by Parche in the past 60 days are set forth in Schedule C and are incorporated by reference.

D.    RCG Ambrose

      (a)   As of the date of this filing, RCG Ambrose beneficially owns
            2,841,324 shares of Common Stock.

            Percentage: Approximately 5.5%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 2,841,324
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 2,841,324

      (c)   RCG Ambrose did not enter into any transactions in the Common
            Stock during the past 60 days.

E.    RCG Halifax

      (a)   As of the date of this filing, RCG Halifax beneficially owns
            478,101 shares of Common Stock.
            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 478,101
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 478,101

      (c)   RCG Halifax did not enter into any transactions in the Common
            Stock during the past 60 days.

F.    Ramius Securities

      (a)   As of the date of this filing, Ramius Securities beneficially owns 817,696 shares of Common Stock.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 21 of 32 Pages
----------------------                                    ----------------------

            Percentage: Approximately 1.6%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 817,696
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 817,696

      (c)   Ramius Securities did not enter into any transactions in the
            Common Stock during the past 60 days.

G.    Admiral Advisors

      (a)   As of the date of this filing, as the managing member of
            Starboard and of Parche, and as investment manager of Starboard
            Master, Admiral Advisors may be deemed the beneficial owner of
            (i) 1,683,698 shares of Common Stock owned by Starboard, (ii)
            461,564 shares of Common Stock owned by Starboard Master and (ii)
            408,621 shares of Common Stock owned by Parche.

            Percentage: Approximately 5.0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 2,553,883
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 2,553,883

      (c)   Admiral Advisors did not enter into any transactions in the
            Common Stock during the past 60 days.  The transactions in the
            Common Stock in the past 60 days on behalf of Starboard Master and Parche, which were all in the open market, are set forth in
            Schedule C and are incorporated by reference.

H.    Ramius Capital

      (a)   As of the date of this filing, as the sole member of Admiral
            Advisors, as the investment advisor of RCG Halifax and RCG
            Ambrose and as the sole member of Ramius Securities, Ramius
            Capital may be deemed the beneficial owner of (i) 1,683,698 shares of Common Stock owned by Starboard, (ii) 461,564 shares of
            Common Stock owned by Starboard Master, (iii) 408,621 shares of
            Common Stock owned by Parche, (iv) 2,841,324 shares of Common
            Stock owned by RCG Ambrose, (v) 478,101 shares of Common Stock owned by RCG Halifax and (vi) 817,696 shares of Common Stock owned by Ramius Securities.

            Percentage: Approximately 13.0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 6,691,004
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 6,691,004

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 22 of 32 Pages
----------------------                                    ----------------------

      (c)   Ramius Capital did not enter into any transactions in the Common
            Stock during the past 60 days.  The transactions in the Common
            Stock in the past 60 days on behalf of Starboard Master and
            Parche, which were all in the open market, are set forth in
            Schedule C and are incorporated by reference.

I.    C4S

      (a)   As of the date of this filing, as the managing member of Ramius
            Capital, C4S may be deemed the beneficial owner of (i) 1,683,698 shares of Common Stock owned by Starboard, (ii) 461,564 shares of
            Common Stock owned by Starboard Master, (iii) 408,621 shares of
            Common Stock owned by Parche, (iv) 2,841,324 shares of Common
            Stock owned by RCG Ambrose, (v) 478,101 shares of Common Stock owned by RCG Halifax and (vi) 817,696 shares of Common Stock owned by Ramius Securities.

            Percentage: Approximately 13.0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 6,691,004
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 6,691,004

      (c)   C4S did not enter into any transactions in the Common Stock in the past 60 days.

J.    Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon

      (a)   As of the date of this filing, as the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be
            deemed the beneficial owners of (i) 1,683,698 shares of Common
            Stock owned by Starboard, (ii) 461,564 shares of Common Stock owned by Starboard Master, (iii) 408,621 shares of Common Stock owned by Parche, (iv) 2,841,324 shares of Common Stock owned by
            RCG Ambrose, (v) 478,101 shares of Common Stock owned by RCG
            Halifax and (vi) 817,696 shares of Common Stock owned by Ramius
            Securities.

            Percentage: Approximately 13.0%

      (b)   1.  Sole power to vote or direct vote: 0
            2.  Shared power to vote or direct vote: 6,691,004
            3.  Sole power to dispose or direct the disposition: 0
            4.  Shared power to dispose or direct the disposition: 6,691,004

      (c)   None of Mr. Cohen, Mr. Stark, Mr. Strauss or Mr. Solomon entered into any transactions in the Common Stock in the past 60 days.
            The transactions in the Common Stock in the past 60 days on behalf of Starboard Master and Parche, which were all in the open market, are set forth in Schedule C and are incorporated by reference.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 23 of 32 Pages
----------------------                                    ----------------------

K.    Mr. Mitchell

      (a)   As of the date of this filing, Mr. Mitchell may be deemed the beneficial owner of (i) 58,572 shares of Common Stock and (ii)
            29,266 options that are exercisable into shares of Common Stock within 60 days of the date hereof.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 87,838
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 87,838
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Mr. Mitchell became beneficial owner of an additional 8,572 shares of Common Stock on February 15, 2007 in accordance with the conditions of his Restricted Stock Option Grant that was granted to him in his role as Director of the Company and
            reported in a From 4 filed with the SEC on January 5, 2006.

L.    Mr. Rosen

      (a)   As of the date of this filing, Mr. Rosen beneficially owns 13,000 shares of Common Stock.

            Percentage: Less than 1%

      (b)   1.  Sole power to vote or direct vote: 13,000
            2.  Shared power to vote or direct vote: 0
            3.  Sole power to dispose or direct the disposition: 13,000
            4.  Shared power to dispose or direct the disposition: 0

      (c)   Mr. Rosen did not enter into any  transactions in the Common Stock during the past 60 days.

      (d)   No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Common
            Stock.

      (e)   Not applicable

      The Reporting Persons do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only.

Item 6 is hereby amended to include the following:

      On February 28, the Amendment No. 1 to the Joint Filing Agreement, dated
August 22, 2005, was amended to include Starboard Value and Opportunity Master
Fund, Ltd. as a party thereto. Reference is made to the Amendment No. 2 to the
Joint Filing Agreement attached hereto as an exhibit.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 24 of 32 Pages
----------------------                                    ----------------------

Item 7 is hereby amended to include the following:

      Item 7. Materials to be Filed as Exhibits.

      Exhibit  VIII  -  Amendment  No.  2 to  Joint  Filing  Agreement,  dated
February  28, 2007 by and among  Ramius  Capital,  RCG  Ambrose,  RCG Halifax,
Ramius  Securities,  Starboard,  Starboard Master,  Parche,  Admiral Advisors,
C4S, Peter A. Cohen, Thomas W. Strauss,  Morgan B. Stark,  Jeffrey M. Solomon,
Mark R. Mitchell and Arthur Rosen.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 25 of 32 Pages
----------------------                                    ----------------------

                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 28, 2007

STARBOARD VALUE AND OPPORTUNITY FUND       STARBOARD VALUE AND OPPORTUNITY
LLC                                        MASTER FUND LTD.
By: Admiral Advisors, LLC, its             By: Admiral Advisors, LLC, its
managing member                                investment manager
By: Ramius Capital Group, L.L.C., its      By: Ramius Capital Group, L.L.C.,
sole member                                    its sole member
By: C4S & Co., L.L.C.,                 By: C4S & Co., L.L.C.,
    its managing member                        its managing member

PARCHE, LLC                                ADMIRAL ADVISORS, LLC
By: Admiral Advisors, LLC, its             By: Ramius Capital Group, L.L.C.,
managing member                                its sole member
By: Ramius Capital Group, L.L.C., its      By: C4S & Co., L.L.C.,
sole member                                    its managing member
By: C4S & Co., L.L.C.,
    its managing member                    RAMIUS CAPITAL GROUP, L.L.C.
                                           By: C4S & Co., L.L.C.,
RCG AMBROSE MASTER FUND, LTD.                  as managing member
By: Ramius Capital Group, L.L.C.,
    its investment advisor                 C4S & CO., L.L.C.
By: C4S & Co., L.L.C.,
    its managing member

RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, L.L.C.,
    its investment advisor
By: C4S & Co., L.L.C.,
    its managing member

RAMIUS SECURITIES, L.L.C.
By: Ramius Capital Group, LLC
    its sole member
By: C4S & Co., L.L.C.,
    its managing member

                           By: /s/ Jeffrey M. Solomon
                               ---------------------------
                               Name: Jeffrey M. Solomon
                               Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 26 of 32 Pages
----------------------                                    ----------------------

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss

/s/ Mark R. Mitchell
------------------------------------
Mark R. Mitchell

/s/ Arthur Rosen
------------------------------------
Arthur Rosen

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 27 of 32 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX
                                  -------------

      Exhibit                                                             Page

I.    Joint Filing Agreement, as required by Rule                          --
      13d-1(k) under the Securities Exchange Act of
      1934, as amended, dated June 9, 2005 by and among
      Ramius Capital, RCG Ambrose, RCG Halifax,
      Starboard, Parche, Admiral Advisors, C4S, Peter
      A. Cohen, Thomas W. Strauss, Morgan B. Stark and
      Jeffrey M. Solomon. (previously filed)

II.   Power of Attorney dated March 11, 2005 by Peter                      --
      A. Cohen, Morgan B. Stark, Thomas W. Strauss and
      Jeffrey M. Solomon. (previously filed)

III.  Stock Purchase Agreement dated June 9, 2005 among                    --
      Diker Management, LLC, as investment manager of
      Diker Partnership, and of Diker QP Partnership,
      and as investment adviser of Managed Accounts,
      Starboard, and Parche. (previously filed)

IV.   Irrevocable Proxy given by the Diker Parties to                      --
      Starboard and Parche. (previously filed)

V.    Shareholder List Request Letter dated June 15,                       --
      2005 from RCG Ambrose Master Fund, Ltd. to the
      Company. (previously filed)

VI.   Settlement Agreement among RCG Ambrose Master                        --
      Fund, Ltd., RCG Halifax Fund, Ltd., Parche, LLC,
      Starboard Value & Opportunity Fund, LLC, Admiral
      Advisors, LLC, Ramius Capital Group, LLC, C4S &
      Co., LLC, Ramius Securities, L.L.C., Peter A.
      Cohen, Morgan B. Stark, Jeffrey M. Solomon and
      Thomas W. Strauss, and I-many, Inc., dated June
      28, 2005. (previously filed)

VII.  Amendment No. 1 to Joint Filing Agreement, dated                     --
      August 22, 2005 by and among Ramius Capital, RCG
      Ambrose, Ramius Securities, RCG Halifax,
      Starboard, Parche, Admiral Advisors, C4S, Peter
      A. Cohen, Thomas W. Strauss, Morgan B. Stark,
      Jeffrey M. Solomon, Mark R. Mitchell and Arthur
      Rosen. (previously filed)

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 28 of 32 Pages
----------------------                                    ----------------------

VIII. Amendment No. 2 to Joint Filing Agreement, dated                  31 to 32
      February 28 by and among Ramius Capital, RCG
      Ambrose, Ramius Securities, RCG Halifax,
      Starboard, Starboard Master, Parche, Admiral
      Advisors, C4S, Peter A. Cohen, Thomas W. Strauss,
      Morgan B. Stark, Jeffrey M. Solomon, Mark R.
      Mitchell and Arthur Rosen.

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 29 of 32 Pages
----------------------                                    ----------------------

SCHEDULE C
----------

              Transactions in the Common Stock in the Past 60 Days
              ----------------------------------------------------

  Shares of Common Stock           Price Per                  Date of
    Purchased / (Sold)             Share ($)              Purchase / Sale
    ------------------             ---------              ---------------

                STARBOARD VALUE AND OPPORTUNITY MASTER FUND, LTD.
                -------------------------------------------------

           24,444                    1.8000                  02/16/07
           16,218                    1.7999                  02/20/07
          207,455                    1.7975                  02/21/07
            7,644                    1.8000                  02/22/07
            1,848                    1.8000                  02/26/07

                                   PARCHE, LLC
                                   -----------

            4,656                    1.8000                  02/16/07
            3,089                    1.7999                  02/20/07
           39,515                    1.7975                  02/21/07
            1,456                    1.8000                  02/22/07
              352                    1.8000                  02/26/07

                   STARBOARD VALUE AND OPPORTUNITY FUND, LLC.
                   ------------------------------------------

                                      None

                          RCG AMBROSE MASTER FUND, LTD.
                          -----------------------------

                                      None

                             RCG HALIFAX FUND, LTD.
                             ----------------------

                                      None

                            RAMIUS SECURITIES, L.L.C.
                            -------------------------

                                      None

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 30 of 32 Pages
----------------------                                    ----------------------

SCHEDULE D
----------

  DIRECTORS AND OFFICERS OF STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

Name and Position     Principal Occupation                      Principal Business Address
-----------------     --------------------                      --------------------------

NAME AND POSITION     PRINCIPAL OCCUPATION                      PRINCIPAL BUSINESS ADDRESS

Mark Mitchell         Executive Managing Director of Ramius     666 Third Avenue
Director              Capital Group, LLC                        26th Floor
                                                                New York, New York 10017

Jeffrey M. Solomon    Managing Member of C4S & Co., LLC,    666 Third Avenue
Director              which is the Managing Member of Ramius    26th Floor
                      Capital Group, LLC                        New York, New York 10017

CFS Company Ltd.      Nominee Company registered with Cayman    c/o Citco Fund Services (Cayman
Director              Islands Monetary Authority and is         Islands) Limited
                      affiliated with Administrator of the      Corporate Center
                      Fund                                      West Bay Road
                                                                Grand Cayman, Cayman Islands
                                                                British West Indies

CSS Corporation Ltd.  Affiliate of the Administrator of the     c/o Citco Fund Services (Cayman
Secretary             Fund                                      Islands) Limited
                                                                Corporate Center
                                                                West Bay Road
                                                                Grand Cayman, Cayman Islands
                                                                British West Indies

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 31 of 32 Pages
----------------------                                    ----------------------

EXHIBIT VIII

       AMENDMENT NO. 2 TO JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(k)

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: February 28, 2007

STARBOARD VALUE AND OPPORTUNITY FUND       STARBOARD VALUE AND OPPORTUNITY
LLC                                        MASTER FUND LTD.
By: Admiral Advisors, LLC, its             By: Admiral Advisors, LLC, its
managing member                                investment manager
By: Ramius Capital Group, L.L.C., its      By: Ramius Capital Group, L.L.C.,
sole member                                    its sole member
By: C4S & Co., L.L.C.,                 By: C4S & Co., L.L.C.,
    its managing member                        its managing member

PARCHE, LLC                                ADMIRAL ADVISORS, LLC
By: Admiral Advisors, LLC, its             By: Ramius Capital Group, L.L.C.,
managing member                                its sole member
By: Ramius Capital Group, L.L.C., its      By: C4S & Co., L.L.C.,
sole member                                    its managing member
By: C4S & Co., L.L.C.,
    its managing member                    RAMIUS CAPITAL GROUP, L.L.C.
                                           By: C4S & Co., L.L.C.,
RCG AMBROSE MASTER FUND, LTD.                  as managing member
By: Ramius Capital Group, L.L.C.,
    its investment advisor                 C4S & CO., L.L.C.
By: C4S & Co., L.L.C.,
    its managing member

RCG HALIFAX FUND, LTD.
By: Ramius Capital Group, L.L.C.,
    its investment advisor
By: C4S & Co., L.L.C.,
    its managing member

RAMIUS SECURITIES, L.L.C.
By: Ramius Capital Group, LLC
    its sole member
By: C4S & Co., L.L.C.,
    its managing member

                           By: /s/ Jeffrey M. Solomon
                               ---------------------------
                               Name: Jeffrey M. Solomon
                               Title: Authorized Signatory

----------------------                                    ----------------------
CUSIP No. 44973Q103                   13D                    Page 32 of 32 Pages
----------------------                                    ----------------------

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
------------------------------------
Individually and as attorney-in-fact
for Peter A. Cohen, Morgan B. Stark
and Thomas W. Strauss

/s/ Mark R. Mitchell
------------------------------------
Mark R. Mitchell

/s/ Arthur Rosen
------------------------------------
Arthur Rosen